Exhibit 99.1

Telephone 415 597 2000 400 Howard Street San Francisco, CA 94105 www.barclaysglobal.com

Press Release

For Immediate Release

BARCLAYS GLOBAL INVESTORS UK HOLDINGS LIMITED ENTERS INTO AGREEMENT TO SELL BARCLAYS GLOBAL INVESTORS INTERNATIONAL, INC. TO CVC CAPITAL PARTNERS GROUP

San Francisco, CA, April 9, 2009 - On April 9, 2009, Barclays Global Investors UK Holdings Limited, the parent company of Barclays Global Investors International, Inc., the sponsor of the iShares® COMEX® Gold Trust (the “Trust”), entered into an agreement which contemplates the sale of its interest in the sponsor and certain affiliated entities to Blue Sparkle, L.P., a Cayman Islands limited partnership. Blue Sparkle, L.P. is an investment vehicle for private equity funds affiliated with CVC Capital Partners Group SICAV-FIS S.A., a private equity and investment advisory firm. The sale is subject to certain regulatory approvals and other conditions.

It is not expected that the change of ownership of the sponsor will affect the Trust, its shareholders, or an investment in its shares.

Contacts for Press:

Lance Berg	415.597.2045	lance.berg@barclaysglobal.com
Christine Hudacko	415.597.2687	christine.hudacko@barclaysglobal.com

All Other Inquiries:

www.ishares.com or 1-800-iSHARES (1-800-474-2737)

Investing involves risk, including possible loss of principal. The iShares COMEX Gold Trust (“Trust”) is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.

Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the iShares COMEX® Gold Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the trust may occur at a time when the disposition of the trust’s gold will result in losses to investors.

Although BGI believes that market makers will take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, BGI cannot guarantee that they will do so. BGI cannot guarantee an active trading market for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the trust is lost or damaged in circumstances in which the trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by trust losses that, if the trust had been actively managed, it might have been possible to avoid.

Shares of the iShares COMEX Gold Trust are not deposits or other obligations of or guaranteed by Barclays Global Investors, N.A. or its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Barclays Global Investors International, Inc. (BGII) is the sponsor of the Trust.

When comparing commodities and the iShares COMEX Gold Trust, it should be remembered that management fees associated with the trust are not borne by investors in individual commodities. Buying and selling shares of the iShares COMEX Gold Trust will result in brokerage commissions. Because the expenses involved in an investment in physical gold will be dispersed among all holders of shares of the Trust, an investment in the Trust may represent a cost-efficient alternative to investments in gold for investors not otherwise able to participate directly in the market for physical gold.

Although shares of the iShares COMEX Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the trust are not redeemable from the trust except in large aggregated units called Baskets.

“Commodity Exchange, Inc.” and “COMEX” are trademarks of Commodity Exchange, Inc. and have been licensed for use for certain purposes to Barclays Global Investors and the iShares COMEX Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc. make any representation regarding the advisability of investing in the Trust. iShares® is a registered trademark of Barclays Global Investors, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.